CONSENT OF COUNSEL

INVESCO MANAGEMENT TRUST

We hereby consent to the use of our name and to the reference to our firm under the caption “Investment Advisory and Other Services – Other Service Providers – Counsel to the Trust” in the Statement of Additional Information for the portfolio of Invesco Management Trust (the “Trust”) included in Post-Effective Amendment No. 13 to the Registration Statement under the Securities Act of 1933, as amended (No. 333-195218), and Amendment No. 14 to the Registration Statement under the Investment Company Act of 1940, as amended (No. 811-22957), on Form N-1A of the Trust.

/s/ Stradley Ronon Stevens & Young, LLP
Stradley Ronon Stevens & Young, LLP

Philadelphia, Pennsylvania

December 18, 2018